Code of Ethics

     Implementation Date: _______________________________________________________________________________

General

The Code of Ethics is predicated on the principle that SPA owes a fiduciary duty to its clients. Accordingly, SPA’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, SPA must:

  Place client interests ahead of SPA’s – As a fiduciary, SPA must serve in its clients’ best interests. In other words, SPA Employees may not benefit at the expense of advisory clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.

  Engage in personal investing that is in full compliance with SPA’s Code of Ethics –
  Employees must review and abide by SPA’s Personal Securities Transaction and Insider Trading Policies.

  Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with SPA, or on behalf of an advisory client.

  Maintain full compliance with the Federal Securities Laws1 – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to SPA’s Code of Ethics should be directed to the Chief Executive Officer. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CEO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Guiding Principles & Standards of Conduct

All Employees of SPA, and consultants closely associated with the Company, will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that SPA expects from its Employees and consultants:

  Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;

  Place the integrity of the investment profession, the interests of clients, and the interests of SPA above one’s own personal interests;

  Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

1

     “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

  Avoid any actual or potential conflict of interest;

  Conduct all personal securities transactions in a manner consistent with this policy;

  Use reasonable care and exercise independent professional judgment when conducting in- vestment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

  Practice and encourage others to practice in a professional and ethical manner that will re- flect favorably on you and the profession;

  Promote the integrity of, and uphold the rules governing, capital markets;

  Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

  Comply with applicable provisions of the federal securities laws.2

1. Personal Security Transaction Policy

Employees may not purchase or sell any security in which the Employee has a beneficial ownership unless the transaction occurs in an exempted security or the Employee has complied with the Personal Security Transaction Policy set forth below.

Pre-Clearance Procedures

SPA’s Employees must have written clearance for all personal securities transactions before completing the transactions. SPA reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.

Generally, Employees shall complete SPA’s Pre-Clearance Form (See Attachment A) or may request pre-clearance via email. All pre-clearance requests must be submitted to SPA’s CEO or someone so designated by the CEO with the CEO’s oversight. Once pre-clearance is granted to an Employee, such Employee may only transact in that security for the remainder of the day. If the Employee wishes to transact in that security on the following or any other day, they must again obtain pre-clearance from the CEO. Unless otherwise noted, no pre-clearance is required for the exempted transactions noted below.

The CEO shall maintain a “Watch List” of securities that are being evaluated, and promptly updated by SPA’s analysts for purchase/removal from client portfolios. The Watch List shall be compiled by analysts and Portfolio Managers and include companies that SPA is evaluating through the due diligence process.

Reportable and Exempt Securities

SPA requires Employees to provide periodic reports (See Reporting section below) regarding transactions and holdings in any security, as that term is defined in Section 202(a)(18) of the Advisers Act (“Reportable Security”), except that it does not include:

2

     “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

  Direct obligations of the Government of the United States;

  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

  Shares issued by money market funds;

  Shares issued by open-end funds other than reportable funds3 ; and

  Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are reportable funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

PLEASE NOTE, SUCH EXEMPTION DOES NOT APPLY TO SHARES OF OPEN-END MUTUAL FUNDS THAT ARE ADVISED BY SPA (OR AN

AFFILIATE) OR ARE OTHERWISE AFFILIATED WITH SPA (OR AN AFFILIATE)(“REPORTABLE FUNDS”). MORE SPECIFICALLY, EMPLOYEES MUST PRE-CLEAR AND REPORT ANY PERSONAL

TRANSACTION IN A REPORTABLE FUND.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

  Securities held by members of Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

  Employees’ interests as a general partner in securities held by a general or limited partnership; and

  Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

3 A “Reportable Fund” means (a) any fund for which XYZ serves as the investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (i.e., in most cases XYZ would need to be approved by the fund's board of directors before you can serve); or (b) any fund whose investment adviser or principal underwriter controls XYZ, is controlled by XYZ, or is under common control with XYZ. Currently, XYZ does not manage or advise (or is otherwise affiliated with) a Reportable Fund.

  Ownership of securities as a trustee where either the Employee or members of the Employees’ immediate family have a vested interest in the principal or income of the trust;

  Ownership of a vested beneficial interest in a trust; and

  An Employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions and therefore do not require reporting under the Personal Security Transaction Policy:

  Any transaction in an account over which the Employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the Employee, accounts of family members outside of the immediate family would not be subject to review.

  Purchases that are part of an automatic investment plan.4

From time to time, the CEO may exempt certain transactions on a fully documented trade-by-trade basis.

Investments in Limited Offerings and Initial Public Offerings (“IPOs”)5

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval of the CEO in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. The CEO shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a client; and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the CEO and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Please refer to Attachment B for a copy of the Limited Offering and IPO Request and Reporting Form.

Restrictions on New Issues of Equity Securities (“NIESs”)6

4 “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment aCEOunts in aCEOrdance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

5 The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504,505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

6 The term “new issue” is defined as any initial public offering of an equity security as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, made pursuant to a registration statement or offering circular. This restriction does not apply to, among other securities: secondary offerings, offerings of debt securities, offerings of a securities of a commodity pool, rights offerings, exchange offers, and offerings of convertible or preferred securities. (See NASD Conduct Rule 2790, Restrictions on the Purchase and Sale of IPOs of Equity Securities).

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any NIES without first obtaining prior approval of the CEO in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. The CEO shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a client; and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the NIES), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the CEO and the reasons supporting those decisions shall be kept as required in the Records section of this Policy.

NASD Conduct Rule 2790 prohibits the sale of NIESs to any account in which a “restricted person” has a beneficial interest, except under certain situations. The term “restricted person” includes any person of an investment adviser who has the authority to buy or sell securities and an immediate family member of such a restricted person that materially supports, or receives materially support from, such person. Thus, all restricted persons of SPA, including members of SPA’s investment committee, are prohibited, in almost all circumstances except as noted in further detail below, from purchasing an NIES.

The prohibitions on the purchase and sale of NIESs with respect to Rule 2790 do not apply to: 1) Issuer-Directed Securities, or those that are specifically directed by the issuer to persons that are restricted persons (i.e., directors), subject to certain conditions; 2) the account of a restricted person who is an existing equity owner of an issuer (Anti-Dilution Provisions), subject to certain conditions; and 3) Stand-By Purchasers, or those who purchase and sell securities pursuant to a stand-by agreement subject to certain conditions.

Employees are encouraged to review Rule 2790 and discuss such with the CEO prior to the purchase and/or sale of any NIES.

Reporting

In order to provide SPA with information to enable it to determine with reasonable assurance any indications of “scalping”, “front-running” or the appearance of a conflict of interest with the trading by SPA clients, each Employee of SPA shall submit the following reports in the forms attached hereto to the CEO showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section below entitled Exemptions.

NOTWISTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, EMPLOYEES MAY CHOOSE TO INSTRUCT THEIR

     BROKER-DEALER TO PROVIDE DIRECTELY TO SPA (1) DUPLICATEBROKERAGE STATEMENTS ON A MONTHLY BASIS, AND/OR (2) DUPLICATE TRADING CONFIRMATION FOR ALL

TRADES (OF ANY AND ALL TYPES WHATSOEVER) BE SUBMITTED AS THEY ARE PROCESSED, IN FULFILLMENT OF THE REPORTING OBLIGATIONS SET FORTH IN THIS POLICY, PROVIDED HOWEVER THAT TRADING IN ANY SECURITIES THAT ARE NOT REFLECTED

     IN THE STATEMENTS AND/OR CONFIRMATIONS SET FORTH ABOVE MUST BE PROVIDED IN THE FORMAT, TIME AND MANNER

SET FORTH BELOW.

Quarterly Transaction Reports

Employees shall be required to instruct their broker-dealers to send to SPA duplicate broker trade confirmations and/or account statements of the Employee which shall be received by the CEO, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an Employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report provided in Attachment C. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership7: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS

     OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

Initial and Annual Holdings Reports

New SPA Employees are required to report all of their personal securities holdings not later than 10 days after the commencement of their employment (See Attachment D for a copy of the Initial Holdings Report). The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes an Employee.

Existing Employees are required to provide SPA with a complete list of securities holdings on an annual basis, or on or before February 14th (as determined by SPA) of each year. The report shall be current as of December 31st , which is a date no more than 45 days from the final date the report is due to be submitted. (See Attachment E for a copy of the Annual Holdings Report).

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect

7 “Beneficial Ownership,” as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations there-under, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee’s immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of benefical ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

beneficial ownership; (b) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (c) the date the access person submits the report.

Duplicate Copies

A form brokerage letter is attached to this Policy as Attachment F. In order to help ensure that duplicate brokerage confirmations are received for all accounts pertaining to a particular Employee, such Employee may complete and send a brokerage letter similar to Attachment F to each bank, broker or dealer maintaining an account on behalf of the Employee.

Trading and Review

Though not prohibited by this Personal Security Transaction Policy, SPA does not expect its
Employees to engage in frequent short-term (60 days) trading. In addition, except for limited circumstances and subject to pre-clearance approval, SPA forbids its Employees to trade opposite of the Company’s recommendations. SPA strictly forbids “front-running” client accounts, which is a practice generally understood to be Employees personally trading ahead of client accounts. The
CEO will closely monitor Employees’ investment patterns to detect these abuses. The CFO will monitor the CEO’s personal securities transactions for compliance with the Personal Security
Transaction Policy.

ACA shall also conduct a post-trade review of SPA Employees’ personal trading. Specifically, SPA Employees submit their personal trades electronically into ACA’s proprietary web-based Personal Securities Transaction Reporting System (“PSTRS”). SPA Employees may enter their trades into the PSTRS contemporaneously as they trade throughout a quarter or all at once after the end of the quarter. Alternatively, the firm may aggregate the personal trades of all of its Employees into an electronic download and forward such information on to ACA. Regardless of the method of submission, all Employee trades must be reported to ACA within thirty (30) days after the end of each calendar quarter. ACA will then compare such trades to the quarterly download of SPA’s clients’ trades and this Code. A quarterly report will be issued by ACA to SPA regarding its review.

The reason for the development of a post transaction review process is to ensure that SPA has developed procedures to supervise the activities of its associated persons. The comparison of Employee trades to those of advisory clients will identify potential conflicts of interest or the appearance of a potential conflict.

If SPA discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CEO to review the facts surrounding the transactions. This meeting shall help SPA to determine the appropriate course of action.

Reporting Violations and Remedial Actions

SPA takes the potential for conflicts of interest caused by personal investing very seriously. As such, SPA requires its Employees to promptly report any violations of the Code of Ethics to the CEO. SPA’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

SPA HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND THEREFORE MAY SUBJECT OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH BELOW. IN ORDER TO MINIMIZE THE

POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE TREATED AS BEING MADE ON AN

ANONYMOUS BASIS.

If any violation of SPA’s Personal Security Transaction Policy is determined to have occurred, the CEO may impose sanctions and take such other actions as he/she deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CEO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

Disclosure

SPA shall describe its Code of Ethics to clients in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for SPA’s Code of Ethics shall be directed to the CEO.

Recordkeeping

SPA shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or SPA’s management.

  A copy of this Policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

  A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years fol- lowing the end of the fiscal year in which the violation occurs;

  A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or with the past five years was, an Employee of SPA.

  A copy of each report made pursuant to this Policy by an Employee, including any infor- mation provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

  A list of all persons who are, or within the past five years have been, required to make re- ports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

  The Company shall preserve a record of any decision, and the reasons supporting the deci- sion, to approve the acquisition of any limited offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

Responsibility

The CEO will be responsible for administering the Personal Security Transaction Policy. All questions regarding the policy should be directed to the CEO.

2. Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, SPA has instituted procedures to prevent the misuse of nonpublic information.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or

communicating material non-public information to others in violation of the law. In	the	past,
securities laws have been interpreted to prohibit the following activities:

  Trading by an insider while in possession of material non-public information; or

  Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

  Communicating material non-public information to others in breach of a fiduciary duty.

  SPA’s Insider Trading Policy applies to all of its Employees. Any questions should be directed to the Chief Executive Officer.

Whom Does the Policy Cover?

This policy covers all of SPA’s Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

  Dividend or earnings announcements

  Write-downs or write-offs of assets

  Additions to reserves for bad debts or contingent liabilities

  Expansion or curtailment of company or major division operations

  Merger, joint venture announcements

  New product/service announcements

  Discovery or research developments

  Criminal, civil and government investigations and indictments

  Pending labor disputes

  Debt service or liquidity problems

  Bankruptcy or insolvency problems

  Tender offers, stock repurchase plans, etc.

  Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may effect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

SPA’s Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an Employee has questions as to whether they are in possession of material, non-public information, they must inform the Chief Executive Officer as soon as possible. From this point, the Employee and Chief Executive Officer will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

  Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

  Shall not engage in securities transactions of any company, except in accordance with SPA’s Personal Security Transaction Policy and the securities laws.

  Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

  Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

  Shall immediately report the potential receipt of non-public information to the CEO.

  Shall not proceed with any research, trading, etc. until the CEO informs the Employee of the appropriate course of action.

3. Serving As Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by completing Attachment G. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, SPA may determine that it is in its clients’ best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of SPA can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between SPA and the outside organization, and that the Employee does not communicate such information to other SPA Employees in violation of the information barrier.

Similarly, SPA may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire SPA.

SPA Employees are prohibited from engaging in such outside activities without the prior written approval from the CEO. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part

II	of Form ADV.
4.	Gifts

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with SPA, or on behalf of an advisory client. However, Employees may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the Employee(s) are present. Employees must report their receipt of gifts to the CEO by completing Attachment H.

Responsibility

The CEO will be responsible for administering the Insider Trading, Serving as Officers, Trustees and/or Directors of Outside Organizations and Gift Policies. All questions regarding the policies should be directed to the CEO.

Attachment A

Personal Trading Pre-Clearance Form

The pre-clearance form documents that the proposed transaction is not a conflicting transaction. Pre-clearance must be granted prior to placing a trade, and is only good for the day of the approval.

1.	Buy____________Sell____________ Short ____________
2.	Security ____________________________________________________
3.	Common Stock _________ Option _________ Debt __________ Other ______________
4.	If applicable, is the Equity a “New Issue”?Yes____________ No____________
5.	Symbol________________________
6.	Number of Shares/Contracts/Principal_____________________
7.	Brokerage Account Number _________________ Custodian ________________________
8.	Employee has no inside information or other knowledge pertaining to this proposed
	transaction	that constitutes a violation of Company policy or securities laws.
9.	Any transaction described above establishing a position in a security is undertaken with the
	intention	of holding such position for not less than seven (7) days.
10.	Any transaction described above establishing a position in a security is undertaken with the
	intention	of holding such position for not less than thirty (30) days if the security is held in
	a	client account as of the date below.

Employee___________________________________________ (PRINT NAME)

Signed
Date

By signing below, the individual verifies that the proposed transaction described above does not violate SPA’s Personal Security Transaction Policy. Note: One signature is required for pre-clearance.

_______________________________________________ CEO

__________________
Date

Attachment B

Limited Offering & IPO Request and Reporting Form

Name of Issuer:___________________________________

Type of Security:___________________________________

Public Offering Date:___________________________________ (for proposed IPO investments only)

By signing below, I certify and acknowledge the following:

1.	I am not investing in this limited offering or IPO to profit improperly from my position as an SPA Employee;
2.	The investment opportunity did not arise by virtue of my activities on behalf of an SPA cli- ent; and
3.	To the best of my knowledge, no SPA clients have any foreseeable interest in purchasing this security.

.

Furthermore, by signing below, I certify that I have read the SPA Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. I understand SPA reserves the right to direct me to rescind a trade even if approval is granted. I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date:_____________Signature:___________________________________

Print Name:___________________________________

Internal Use Only

_____ Approved_____ Not ApprovedPerson Approving

Reasons Supporting Decision to Approve/Not Approve:

Attachment C

Quarterly Securities Transaction Report

For the Calendar Quarter Ended: __________________________________(month/day/year)

During the quarter referred to above, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to SPA’s Code of Ethics.

** Please note that ALL accounts must be listed (including Non-Covered Securities).

This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:_____________Signature:_______________________________________

Print Name:_______________________________________

Attachment D

Initial Holdings Report

Date of Employment:

(month/day/year)

The following is a list of current holdings as of a date not more than 45 days prior to the date I became an Employee of SPA:

SECURITY

TYPE

TICKER/CUSIP

SHARES

PRINCIPAL AMOUNT

CUSTODIAN

This report (i) excludes holdings with respect to securities held in accounts over which I have no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:_____________Signature:_______________________________________

Print Name:_______________________________________

Attachment E

Annual Holdings Report

The following is a list of current holdings, as of DATE, which is no more than 45 days prior to the submission date of this Report:

SECURITY

TYPE

TICKER/CUSIP

SHARES

PRINCIPAL AMOUNT

CUSTODIAN

This report (i) excludes holdings with respect to securities held in accounts over which I have no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:_____________Signature:_______________________________________

Print Name:_______________________________________

Attachment F

Sample of Brokerage Letter

<DATE>

<NAME OF CUSTODIAN> <ADDRESS> <CITY, STATE ZIP>

Re:Account No._______________________________

Account Name_______________________________

Dear <NAME>,

As of <DATE>, please send to the undersigned a duplicate confirmation of each transaction in the above named account and monthly brokerage account statements for the above named account.

Please mail the confirmations and account statements to:

<Company>
Attn: <Name>, CEO
<Address>
New York, New York 10022

If you have any questions or concerns, please feel free to give me a call at (xxx) xxx-xxxx. Thank you for your immediate attention to this matter.

Sincerely,

<Name>

cc:<Name>

Attachment G

Request for Approval of Outside Activity Form

The undersigned hereby requests approval for participation in the following outside activity:

Name and address of company or organization: Nature of organization’s primary business or purpose: Is this a public company? (YES/NO) If YES, stock symbol: Complete description of anticipated role with organization:

Describe any compensation you will receive:

If this request for approval is granted:

  I agree to notify the CEO of any change in the above information.

  I agree, for private or not-for-profit organizations, to seek approval to retain my position, as de- scribed above, if the organization decides to offer securities to the public, or ceases to maintain its not-for-profit status.

  I am aware of no other employees who are officers or directors of the organization noted above.

  I agree to adhere to the insider trading policies of both Adviser SPA LLC (“SPA”) and the organiza- tion, and not to communicate any material non-public information in my possession regarding the organization to SPA’s investment advisory or research staff.

  I will avoid participation in discussions regarding service, investment management, or other ar- rangements with SPA or its affiliates, and will recuse myself from voting on any such matters.

Signature of Employee: ______________________________________Date: ____________________

Approved By:______________________________________________Date:_____________________

Attachment H

Gift Receipt Report

Employee(s) Receiving the Gift:

Describe the Gift:

Approximate Total Dollar Amount of Gift:

$__________________________________________

Giver of the Gift: __________________________________________________________________

Has Employee Received Additional Gifts from Giver within the Past 12 Months? If yes, list the gifts received and the approximate Value of the Gifts:

Relationship of Giver to SPA and/or Employee(s):

Reason (if known) the Gift will be given to SPA and/or Employee(s):

Compliance Use Only
Approved	Not ApprovedPerson Approving

Reasons Supporting Decision to Approve/Not Approve: